Zumiez Inc. Reports March 2010 Sales Results

Net Sales Increased 20.1% to $35.8 Million; March 2010 Comparable Store Sales Increased 13.2%

EVERETT, WA -- (Marketwire - April 07, 2010) - Zumiez Inc. (NASDAQ: ZUMZ), a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the five-week period ended April 3, 2010 increased 20.1% to $35.8 million, compared to $29.8 million for the five-week period ended April 4, 2009. The company's comparable store sales increased 13.2% for the five-week period, versus a comparable store sales decrease of 17.9% in the year ago period.

To hear the Zumiez prerecorded March sales message, please dial (585) 295-6795 (no passcode is required).

About Zumiez Inc.

Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories. Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX. As of April 3, 2010 we operate 377 stores, which are primarily located in shopping malls and our web site address is www.zumiez.com.

Company Contact:
Trevor Lang
Chief Financial Officer
Zumiez Inc.
(425) 551-1500, ext. 1564

Investor Contact:
ICR
Chad Jacobs/Brendon Frey
(203) 682-8200